                                  EXHIBIT 4(R)

                                               PRUCO LIFE INSURANCE COMPANY
                                               (a Prudential Financial company)
                                               2999 NORTH 44th STREET, SUITE 250
                                               PHOENIX, ARIZONA 85014

                               SCHEDULE SUPPLEMENT
                       GUARANTEED MINIMUM PAYMENTS BENEFIT

CONTRACT NUMBER:  [XXXXXXX]

EFFECTIVE DATE OF THE GUARANTEED MINIMUM PAYMENTS BENEFIT ENDORSEMENT: [Contract Date]

GMP ROLL-UP RATE:  [5]%

DATE WE STOP INCREASING THE GMP ROLL-UP VALUE: [The [tenth] anniversary of the Effective Date of the Endorsement]

RATCHET VALUE MEASURING DATES: [Each of the first [ten] Contract Anniversaries after the Effective Date of the Endorsement]

ANNUAL INCOME PERCENTAGE:  [5]%

ANNUAL WITHDRAWAL PERCENTAGE:  [7]%

STEP-UP WAITING PERIOD: [5 Years from the later of the date of the first withdrawal or the date of the most recent step-up]

ANNUITY PAYMENT TABLE: [The Annuity Payment Table below is used to compute the minimum annual amount of a life annuity payment with 5 payments certain per $1,000 applied. We used the Annuity 2000 Mortality Table, less two years, with projected mortality improvements (modified Scale G), and an interest rate of 3% per year in preparing the Annuity Payment Table.

AGE    MALE       FEMALE     UNISEX     AGE    MALE       FEMALE     UNISEX
 50    $ 45.16    $ 42.52    $ 43.06     75    $ 82.13    $ 74.48    $ 76.00
 55      49.00      45.76      46.42     80      98.01      89.91      91.52
 60      54.01      50.01      50.82     85     117.86     110.78     112.20
 65      60.77      55.70      56.72     90     140.50     135.96     136.88
 70      69.95      63.49      64.78     95     163.30     160.31     160.93

The factors in the Annuity Payment Table are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                        TRANSLATION OF ADJUSTED AGE TABLE

Calendar Year in Which                        Calendar Year in Which
First Payment Is Due     Adjusted Age         First Payment Is Due     Adjusted Age
Prior to 2010            Actual Age           2050 through 2059        Actual Age minus 5
2010 through 2019        Actual Age minus 1   2060 through 2069        Actual Age minus 6
2020 through 2029        Actual Age minus 2   2070 through 2079        Actual Age minus 7
2030 through 2039        Actual Age minus 3   2080 through 2089        Actual Age minus 8
2040 through 2049        Actual Age minus 4   2090 through 2099        Actual Age minus 9]

CHARGE FOR THE ENDORSEMENT:  [The daily equivalent of an annual rate of [0.60]%]

Interest Rate Credited to Withheld Guarantee Payments:  [1]%